CORRESPONDENCE

VIA EDGAR

June 26, 2009


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Lincoln National Variable Annuity Account H and The Lincoln National Life Insurance Company
         American Legacy III Plus
         File Nos. 811-05721; 333-35780

Ladies and Gentlemen:

The Lincoln National Life Insurance Company filed Post-Effective Amendment No. 25 to the above-reference Form N-4 Registration Statement on May 5, 2009. Pursuant to Rule 461 under the Securities Act of 1933, The Lincoln National Life Insurance Company, in its capacity as Depositor for the Registrant, respectfully requests that the effective date of the Registration Statement be accelerated and that the Registration Statement be declared effective on June 30, 2009, or as soon as possible thereafter.

Sincerely,

/s/ Delson R. Campbell

Delson R. Campbell
Assistant Vice President

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VIA EDGAR

June 26, 2009


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Lincoln National Variable Annuity Account H and The Lincoln National Life Insurance Company
         American Legacy III Plus
         File Nos. 811-05721; 333-35780

Ladies and Gentlemen:

The Lincoln National Life Insurance Company filed Post-Effective Amendment No. 25 to the above-reference Form N-4 Registration Statement on May 5, 2009. Pursuant to Rule 461 under the Securities Act of 1933, Lincoln Financial Distributors Inc., the principal underwriter for Lincoln National Variable Annuity Account H (American Legacy III Plus), respectfully requests that the effective date of the Registration Statement be accelerated and that the Registration Statement be declared effective on June 30, 2009, or as soon as possible thereafter.

Sincerely,

/s/ James J. Ryan

James J. Ryan
Vice President